EXHIBIT 10.21
SOUTHWESTERN ENERGY COMPANY 2013 INCENTIVE PLAN, AS AMENDED
RESTRICTED STOCK UNIT AWARD AGREEMENT

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Southwestern”), has on this ___ day of _____________, 20____ (the “Award Date”) granted to _______________ (the “Participant”) a Restricted Stock Unit Award (“the “Award”). This Award is subject to the terms of this Restricted Stock Unit Award Agreement (the “Agreement”) and is made pursuant to the Southwestern Energy Company 2013 Incentive Plan, as amended (the “Plan”) and the Southwestern Energy Company Guidelines for Long-Term Incentive Awards (the “Guidelines”) thereunder, both of which are incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the meaning provided in the Plan or the Guidelines.

1.Acceptance of Terms and Conditions. By acknowledging and accepting this Award, Participant agrees to be bound by the terms and conditions of this Agreement, the Plan (including without limitation, Section 12 of the Plan), and all conditions established by Southwestern in connection with Awards issued under the Plan, and Participant further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against Southwestern or any Subsidiary (collectively, the “Company”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company. To vest in the Restricted Stock Units (“RSUs”) described in this Agreement, Participant must accept this Award. If Participant fails to accept this Award prior to the first Vesting Date, the Award will be cancelled and forfeited.

2.Grant. Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Agreement, effective as of the Award Date, Southwestern hereby grants the Participant ______ RSUs.

3.Vesting. Except as otherwise provided in Sections 5 and 7 of this Agreement, the RSUs will vest in four equal amounts on each of the first, second, third and fourth anniversaries of the Award Date (each a “Vesting Date”), provided Participant is employed on a Vesting Date.

4.Settlement. The value of each RSU on the Vesting Date shall be determined using an “Adjusted Stock Price,” which is calculated as
Pg + .5(Pv – Pg)

Where:

Pg = closing stock price on date of grant

Pv = closing stock price on the Vesting Date

The “Payout Value” of the RSUs vesting on a Vesting Date is an amount equal to the product of the total number of RSUs vesting on the Vesting Date multiplied by the Adjusted Stock Price. Subject to Section 9 hereof, Southwestern shall deliver to the Participant, at the election of the Committee in its sole discretion, either (a) a number of shares of Common Stock, less applicable

EXHIBIT 10.21
tax withholdings (as set forth in Section 9), equal to the Payout Value divided by the closing stock price on the Vesting Date, or (b) an amount in cash equal to the Payout Value. No fractional shares will be issued. If the calculation of the total Payout Value under the Participant’s vested RSUs results in a fractional share, it will be rounded up to the nearest whole share. The Committee may settle the Award using a combination of shares of Common Stock and cash in accordance with the foregoing, in either case, to be delivered to the Participant within 30 days following the Vesting Date; provided, however, in no event will the number of shares of Common Stock delivered to the Participant exceed the number of RSUs granted under paragraph two of this agreement.

5.Termination of Employment.

(a)Termination due to Death, Disability or Retirement. If the Participant’s employment with the Company is terminated as a result of the Participant’s death, Disability, or Retirement, all unvested RSUs on the date of such termination shall become fully vested and will be settled in accordance with Section 4 above.

(b)Other Terminations. If the Participant’s employment with the Company is terminated for any reason other than those specified in Section 5(a) above, all unvested RSUs on the date of the Participant’s termination of employment shall be forfeited on the date of such termination of employment, without any payment of consideration by the Company to the Participant.

6.Subsidiaries. Unless the Committee determines otherwise, any unvested RSUs held by a Participant employed by an entity that is a Subsidiary will terminate and be forfeited immediately on the date such entity ceases to be a Subsidiary of Southwestern.

7.Change in Control. Upon a Change in Control, as defined in the Plan, all unvested RSUs shall fully vest and will be settled in accordance with Section 4 above.

8.Limitations on Transfer. Prior to vesting of the RSUs granted pursuant to this Award, the RSUs may not be transferred by the Participant under any circumstances and any transfer of the Participant’s rights with respect to these RSUs, whether voluntary or involuntary, by operation of law or otherwise, will result in the cancellation and forfeiture of this Award and the transfer shall be of no force or effect.

9.Responsibility for Taxes. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the vesting, or settlement of this Award, in accordance with Section 16 of the Plan. However, upon the exercise or settlement of this Award in cash, or any payment with respect to this Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

10.Section 409A of the Code. The benefits provided hereunder shall be paid in such a manner as to satisfy Section 409A of the Code or an exception to the application of Section 409A

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of the Code. To the extent that these benefits become subject to Section 409A of the Code, this Agreement and the Plan shall be interpreted and construed to the fullest extent allowed under Section 409A of the Code and the applicable guidance thereunder to satisfy the requirements of an exception or to comply with Section 409A of the Code and the applicable guidance thereunder and to avoid any additional tax thereunder. Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, in no event shall the Company be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code. In addition, notwithstanding anything in this Agreement to the contrary, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

11.Conformity with the Plan. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement the terms of the Plan, as interpreted by the Committee, shall govern.

12.No Rights to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate the Participant’s employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of this Award.

13.Consent to Transfer Personal Data. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 13. The Company holds certain personal information about the Participant for the purpose of managing and administering the Plan (the “Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired or received pursuant to the Plan.

14.Confidentiality. The Participant agrees not to disclose the existence or terms of this Award to any other employees of the Company or third parties with the exception of the Participant’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

15.Failure to Comply; Recoupment.

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(a)In addition to the remedies provided for in the Plan, if the Participant fails to comply with any of the terms and conditions of the Plan or this Agreement, unless such failure is remedied within ten days after the Participant is notified of such failure by the Committee, such failure to comply shall be grounds for the cancellation and forfeiture of this Award, in whole or in part, as the Committee may determine.

(b)Notwithstanding anything herein to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company or any of its Subsidiaries at any time to a Participant under the Plan, including any benefits the Participant may receive in connection with the grant or vesting of RSUs pursuant to this Agreement.

16.Rights as a Stockholder. Except as otherwise expressly provided in this Agreement or the Plan, the Participant shall not have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to this Award granted pursuant to the Plan until the date (if any) of the issuance of such shares of Common Stock or the date as of which the Company records the Participant or his or her nominee as the owner of such shares of Common Stock, free and clear of any restrictions or conditions pursuant to the Plan or this Agreement, in its books and records.

17.Modification. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. The Committee may amend, modify or terminate this Agreement in accordance with Section 17 of the Plan, provided that no such amendment or modification shall adversely affect the right of the Participant under this Agreement without the Participant’s written consent other than as set forth in Section 17(b) of the Plan.
18.Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.

19.Electronic Delivery and Acceptance. Southwestern may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Participant to accept this Award or any future Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Award and any future Award may be through an on-line or electronic system established and maintained by Southwestern or a third party designated by Southwestern.

20.Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

21.Waiver. The waiver by the Company with respect to your compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

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22.Participant Acknowledgment. By accepting this Agreement, the Participant agrees to be bound to all of the terms and conditions of this Agreement and the Plan as the same may be amended from time to time.

IN WITNESS WHEREOF, Southwestern has caused this Agreement to be executed by its undersigned duly authorized officer as of the ____ day of ________, 20____.

SOUTHWESTERN ENERGY COMPANY

By: ________________________________

______________________________________
Participant